CONFIDENTIAL
February 4, 2020
[Name]
Re: LTIP Amendments
Dear [First Name]:
As you are aware, Warner Music Group Corp. (the “Company”) is considering a potential initial public offering of its common stock (an “IPO”). In anticipation of an IPO, we wish to agree with you on the following amendments to the terms and conditions of your interests and participation in the LTIP (as defined below):
1.Following an IPO, so long as the Company’s common stock is publicly traded, all redemptions and settlements of your vested Deferred Equity Units granted under the Plan (as defined below) and Class A Units and vested Class B Units that you hold in WMG Management Holdings, LLC (the “LLC”) (such equity interests, collectively, your “LTIP Interests”) that become due by the Company or the LLC will be paid to you solely with shares of Company common stock (what the Plan calls “Fractional Company Shares”). As a result, neither the Company nor the LLC will be obligated to pay you cash in respect of any of your LTIP Interests, unless you exercise your Tag-Along Right (as defined in the LLC Agreement, and as supplemented below) or as may otherwise be agreed between you and the Company or the LLC, as applicable.
2.In exchange for your agreement to the foregoing amendment, the LLC hereby agrees that, if Access (as defined in the LLC Agreement) sells shares of Company common stock in the IPO, you will have the Tag-Along Right (as defined the LLC Agreement) in the IPO in respect of your vested Class B Units (in addition to any Class A Units that you then hold) that is described on Schedule A hereto, subject to all terms and conditions of the LLC Agreement that otherwise apply to your Tag-Along Right. In the event the IPO moves forward, we will separately provide you with an election form to exercise this Tag-Along Right. Also, Schedule A to this letter agreement illustrates a hypothetical scenario of how this enhanced Tag-Along Right would apply to your vested Class B Units.
3.Subject to the foregoing, if you exercise your Tag-Along Right to cause the LLC to sell shares of Company common stock on your behalf in respect of your Class A Units and/or vested Class B Units in the IPO, the LLC will pay you the net cash proceeds that it receives from such share sales. You hereby acknowledge and agree that all income recognized by the LLC from the sale of shares of Company common stock attributable to Class A Units and/or Class B Units that you or another Member (as defined in the LLC Agreement) hold will be allocated solely to you or such Member, as applicable, and not to any other Member.

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CONFIDENTIAL
4.You hereby agree that any shares of Company common stock that you receive in respect of your LTIP interests will be subject to the same terms and conditions of any “lock-up” agreement entered into by Access or the LLC in connection with an offering of Company common stock, which restricts the sale of shares by Access or the LLC for a specified period. The Company agrees to notify you in writing of the terms and conditions of any such lock-up agreement that, pursuant to the preceding sentence, applies to shares of Company common stock that you own. In addition, all shares of Company common stock delivered to you in respect of your LTIP Interests will be subject at all times to all Company policies then in effect, including the Company’s insider trading policy.
5.As used, herein “LTIP” means, collectively, (i) the Second Amended and Restated Warner Music Group Corp. Senior Management Free Cash Flow Plan (the “Plan”) and (ii) the Second Amended and Restated Limited Liability Company Agreement of WMG Management Holdings, LLC, dated as of March 10, 2017 (the “LLC Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.
You must keep strictly confidential this letter agreement and all related materials provided to you by the Company, the LLC or their representatives, except that you may disclose such information to your financial, legal and tax advisors who agree to comply with the same confidentiality obligation.
Without limiting the foregoing, the Plan and LLC Agreement shall be amended to give effect to the provisions of this letter agreement, and you hereby waive any objection to such amendments under Section 10.1 of the Plan, Section 14.2 of the LLC Agreement or otherwise. Except as necessary to give effect to these amendments, the LTIP shall remain in effect in accordance with its terms and conditions.
The amendments and agreements by the LLC and the Company provided herein shall not be effective unless all LTIP participants consent to the amendments.
Subject to the foregoing condition, this letter agreement, and the amendments provided herein, shall become effective upon the closing of an IPO, but shall terminate and become void with no effect if an IPO does not close on or prior to December 31, 2020.
Please indicate your consent to the foregoing amendments by signing below and returning your signed copy to Trent Tappe, our SVP, Deputy General Counsel & Chief Compliance Officer, at trent.tappe@wmg.com or by hand delivery.
[signature page follows]

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Sincerely,
WARNER MUSIC GROUP CORP.

By: ___________________ Name: Title:

WMG MANAGEMENT HOLDINGS, LLC

By: AI ENTERTAINMENT MANAGEMENT, LLC,
its managing member

By: AI Entertainment Holdings, LLC,
its managing member

By: Access Industries Management, LLC,
its managing member

By: __________________________________
Name:
Title:

Acknowledged and Accepted:
By: ________________________
Name:

[Signature page to consent to LTIP Amendments]
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CONFIDENTIAL
Schedule A
Hypothetical Tag-Along Illustration
(see next page)

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